UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 22, 2004

Mercury Computer Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

000-23599	04-2741391
(Commission File Number)	(IRS Employer Identification No.)

199 Riverneck Road, Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 256-1300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 22, 2004, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Mercury Computer Systems, Inc. (the “Company”) approved a Long Term Incentive Plan (the “Plan”). The Plan is intended to create incentives for certain executive officers and key employees of the Company by (i) aligning executive incentive compensation with increases in stockholder value over the long term, and (ii) using equity compensation as a retention tool. Under the Plan, the Compensation Committee will establish threshold and target amounts of certain performance measures for each fiscal year. The performance measures will be based upon operating income as a percentage of sales revenue and revenue growth year over year.

Each participant in the Plan will receive a target award for the fiscal year which will be a percentage of his or her base salary at the beginning of that fiscal year. Under the Plan, unless otherwise provided by the Compensation Committee, no annual payments will be made if the operating income as a percent of sales aspect of the performance measures and the threshold level of the revenue growth aspect of the performance measures have not been met for the fiscal year. Annual awards to participants will vary (from 75% to 175% of target award) depending upon the achievement of the revenue growth target for the related fiscal year.

One-half of each annual award earned by a participant under the Plan will be paid in cash, with the remainder to be paid in the form of restricted stock or restricted stock units settled in shares as determined by the Compensation Committee, with vesting over time as set forth in the award agreement. Shares will be issued from the Company’s 1997 Stock Option Plan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Long Term Incentive Plan of Mercury Computer Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MERCURY COMPUTER SYSTEMS, INC.

Dated: December 23, 2004	By:	/s/ Joseph M. Hartnett
Joseph M. Hartnett
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Long Term Incentive Plan of Mercury Computer Systems, Inc.